EXHIBIT 10.2

AWARD FORMULA FOR 2008

LEGGETT & PLATT, INCORPORATED

2004 KEY OFFICERS INCENTIVE PLAN

The 2004 Key Officers Incentive Plan (“Plan”) provides cash awards to participants based on the Company’s operating results for the prior year. There are two award formulas under the Plan: one for Corporate participants and one for Profit Center participants. Under both formulas, a participant’s award is calculated by applying the award formula to a percentage of the participant’s annual salary at the end of the year (the “target percentage”). The award formula and each participant’s target percentage are determined by the Plan Committee no later than 90 days after the beginning of each year.

Participants in the Plan are executive officers of the Company. The Company has a separate Key Management Incentive Plan for other employees. Awards under the Key Management Incentive Plan are calculated in substantially the same manner as awards under the Plan. Collectively, the two plans are referred to as the “Incentive Plans.”

Award Formula for Corporate Participants

Awards for Corporate participants are calculated based on the Company’s Return on Net Assets (“RONA”). Certain adjustments are made to Earnings Before Interest and Taxes (“EBIT”) and net asset amounts reported in the Company’s consolidated Financial Statements to determine Plan RONA.

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“Return” is equal to EBIT with addbacks for (i) awards under the Incentive Plans, (ii) additional stock matches under the Company’s Executive Stock Unit Program and Stock Bonus Plan, and (iii) restructuring-related and asset impairment costs.

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“Net Assets” are total assets with the following adjustments: (i) deduction of cash and current liabilities, (ii) deduction or addback of accumulated other comprehensive income (deduction if positive, addback if negative) reported in shareholder’s equity section of balance sheet, (iii) deduction of goodwill and (iv) quarterly averaging of all calculations.

•	Acquisitions are excluded from RONA calculations during the first two years after the acquisition date.

The Committee may reduce a participant’s award by up to 10%, based on its evaluation of the participant’s performance during the year.

When the Company achieves at least 16% RONA in a calendar year, the corporate payout percentage will begin at 50% and will follow the schedule below. Payout percentages for returns that fall between whole RONA percentage points are adjusted proportionately. No awards are payable for a year when RONA falls below 16%. The payout is capped at 150%.

CORPORATE PARTICIPANT PAYOUT SCHEDULE
RONA	Payout %
<16%	0%
16%	50%
17%	60%
18%	70%
19%	80%
20%	90%
21%	100%
22%	110%
23%	120%
24%	130%
25%	140%
26%	150%

The award is calculated by multiplying a participant’s salary, his target percentage, and the payout percentage. For example, assume a participant’s salary is $250,000, his target percentage is 50% and the company achieved a 21% RONA for a 100% payout percentage. The participant’s award, assuming no discretionary reduction, would be $125,000 (250,000 x 50% x 100%).

Award Formula for Profit Center Participants

Profit Center participants in the Plan manage numerous operating locations. The Company sets an Incentive Earnings target and a Return on Capital Employed (“ROCE”) target for each operating location every year. Profit Center awards are based on achievement of these targets at operations under the participant’s supervision. Incentive Earnings equals operating income, plus an addback of corporate allocations. ROCE is equal to the Incentive Earnings of the operations under the participant’s supervision, divided by the sum of those operations’ fixed assets and working capital.

The award may be reduced by up to 20% for certain key compliance shortcomings relating to internal audit issues, accounting errors, safety/OSHA ratings, and unremedied environmental problems occurring in those operations under the participant’s supervision.

The Profit Center award is determined as follows:

Incentive Earnings (budget achievement)	50% of total award
ROCE	50% of total award
Potential Compliance Deduction	(20% of total award)

The table below is used to determine the payout. Payout percentages for returns that fall between whole percentage points are adjusted proportionately. No awards are payable for achievement below 80%. The payout is capped at 150%. The Committee has the discretion to reduce any participant’s award by up to 10%.

PROFIT CENTER PARTICIPANT PAYOUT SCHEDULE
Achievement	Payout
<80%	0%
80%	60%
90%	80%
100%	100%
110%	120%
120%	140%
125%	150%

The award is calculated by multiplying a participant’s salary at year end, his target percentage, and the weighted payout percentage for each portion of the award. For example, assume a participant in the Plan has a $250,000 salary and a 50% target percentage, and the participant manages locations that collectively achieved 90% of their Incentive Earnings targets and 110% of their ROCE targets for the year. The Incentive Earnings portion of the participant’s award would be $50,000 ($250,000 x 50% x 50% x 80%), and the ROCE portion of the award would be $75,000 ($250,000 x 50% x 50% x 120%) for a total award of $125,000. If the operations under the participant’s supervision had an average 4% compliance deduction, this would reduce the final award payout to $120,000 ($125,000 – [$250,000 x 50% x 4%]).